Exhibit (h)(7)

                          EXPENSE LIMITATION AGREEMENT
                               PHOENIX-KAYNE FUNDS

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                          EXPENSE LIMITATION AGREEMENT

                               PHOENIX-KAYNE FUNDS

         This Expense Limitation Agreement (the "Agreement") is effective as of May 1, 2006 by and between Phoenix-Kayne Funds, a Delaware Statutory Trust (the "Registrant"), on behalf of each series of the Registrant listed in Appendix A, as may be amended from time to time (each a "Fund" and collectively, the "Funds"), and the Adviser of each of the Funds, Kayne Anderson Rudnick Investment Management, LLC, a California limited liability company (the "Adviser").

         WHEREAS, the Adviser renders advice and services to the Funds pursuant to the terms and provisions of one or more Investment Advisory Agreements entered into between the Registrant and the Adviser (the "Advisory Agreement"); and

         WHEREAS, the Adviser desires to maintain the expenses of each Fund at a level below the level to which each such Fund might otherwise be subject; and

         WHEREAS, the Adviser understands and intends that the Registrant will rely on this Agreement in preparing post-effective amendments to the Registrant's registration statement on Form N-1A and in accruing the expenses of the Registrant for purposes of calculating net asset value and for other purposes, and expressly permits the Registrant to do so.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Limit on Fund Expenses. The Adviser hereby agrees to limit each Fund's Expenses to the respective rate of Total Fund Operating Expenses ("Expense Limit") specified for that Fund in Appendix A of this Agreement.

         2. Definition. For purposes of this Agreement, the term "Total Fund Operating Expenses" with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund including the Adviser's investment advisory or management fee under the Advisory Agreement and other expenses described in the Advisory Agreement that the Fund is responsible for and have not been assumed by the Adviser, but does not include front-end or contingent deferred loads, taxes, interest, brokerage commissions, expenses incurred in connection with any merger or reorganization or extraordinary expenses, such as litigation.

         3. Recoupment of Fees and Expenses. The Adviser agrees that it shall not be entitled to be reimbursed by a Fund for any expenses that it has waived or limited.

         4. Term, Termination and Modification. This Agreement shall become effective on the date specified herein and shall remain in effect until April 30, 2007, unless sooner terminated as provided below in this Paragraph. Thereafter, this Agreement shall automatically renew for one-year terms with respect to a Fund unless the Adviser provides written notice to the Fund of the termination of this


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                  Agreement, or the modification to the Expense Limit specified for a Fund in Appendix A of this Agreement, within thirty (30) days of the end of the then current term for that Fund. This Agreement may be terminated by the Registrant on behalf of any one or more of the Funds at any time without payment of any penalty or by the Board of Trustees of the Registrant upon thirty (30) days' written notice to the Adviser. In addition, this Agreement shall terminate with respect to a Fund upon termination of the Advisory Agreement with respect to such Fund.

         5. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

         6. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall otherwise be rendered invalid, the remainder of this Agreement shall not be affected thereby.

         7. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any Federal securities law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder.

         9. Computation. If the fiscal year to date Total Fund Operating Expenses of a Fund at the end of any month during which this Agreement is in effect exceed the Expense Limit for that Fund (the "Excess Amount"), the Adviser shall waive or reduce its fee under the Advisory Agreement or remit to that Fund an amount that is sufficient to pay the Excess Amount computed on the last day of the month.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

PHOENIX-KAYNE FUNDS                     KAYNE ANDERSON RUDNICK INVESTMENT
                                        MANAGEMENT, LLC

By: /s/ Francis G. Waltman               By: /s/ John H. Beers
    --------------------------------         -------------------------------
        Francis G. Waltman                       John H. Beers
        Senior Vice President                    Vice President and Secretary

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                                   APPENDIX A

PHOENIX FUND                                                            TOTAL FUND OPERATING EXPENSE LIMIT
------------                                                            ----------------------------------

                                                               Class A        Class B        Class C       Class X

Phoenix CA Intermediate Tax-Free Bond Fund                                                                  0.75%
Phoenix Rising Dividends Fund                                   1.45%          2.20%          2.20%         1.20%
Phoenix Small-Mid Cap Fund                                      1.55%          2.30%          2.30%         1.30%









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